EXHIBIT 99.1

Eagle Bancorp Montana Earns $428,000 in First Quarter; Declares Regular Quarterly Cash Dividend

HELENA, Montana, Oct. 25, 2011 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today reported it earned $428,000, or $0.11 per diluted share, in the first fiscal quarter ended September 30, 2011, compared to $876,000, or $0.22 per diluted share, in the first quarter a year ago.

The Company also announced its board of directors has declared a regular quarterly cash dividend of $0.07125 per share, to be paid November 25 to shareholders of record on November 4, 2011.

"The first quarter provided further evidence of the progress we are making in implementing our strategies to strengthen our banking franchise," stated Pete Johnson, President and Chief Executive Officer. "We have improved our core business by continuing to change the composition of our deposit portfolio, growing non-interest bearing and other core deposit balances, while strengthening our balance sheet liquidity and capital base and effectively managing controllable operating expenses. We are in an excellent position for future growth and are exploring all growth opportunities in the markets that we serve."

First Quarter Fiscal 2011 Highlights

  Net income was $428,000 or $0.11 per diluted share.
  Net interest margin remained strong at 3.66%.
  Nonperforming assets were $6.5 million, or 1.94% of total assets.
  Nonperforming loans totaled $5.2 million, or 2.77% of total loans.
  Net loans increased 4.50% to $186.2 million at 9/30/11, compared to $178.2 million a year earlier.
  Commercial real estate loans increased 25.1% year-over-year to $65.9 million and now comprise 35.1% of the total loan portfolio.
  Total deposits increased 4.71% year-over-year to $213.6 million.
  Capital ratios remain strong with a Tier 1 leverage ratio of 16.54%.
  Declared regular quarterly cash dividend of $0.07125 per share.

Balance Sheet Results

"The loan growth during the quarter was modest, with most of the increase coming from the commercial real estate portfolio," said Johnson. Total loans increased 4.50% to $187.8 million at September 30, 2011 compared to $179.5 million a year earlier.  Commercial real estate loans increased 25.1% to $65.9 million compared to $52.7 million a year earlier, while residential mortgage loans decreased 8.2% from the prior year to $68.7 million. Commercial loans increased 47.1% to $12.3 million and home equity loans decreased 4.94% to $27.7 million compared to a year ago.

Total assets were $335.9 million at September 30, 2011, compared to $330.8 million a year earlier. Total deposits increased 4.71% to $213.6 million at September 30, 2011 compared to $204.0 million a year earlier. Checking and money market accounts represent 43.6% of total deposits, savings accounts represent 17.5% of total deposits, and CDs make up 38.9% of the total deposit portfolio.

Shareholders' equity was $53.4 million at September 30, 2011, compared to $54.3 million a year ago and book value per share was $13.63 per share at September 30, 2011 compared to $13.29 per share a year earlier.

Credit Quality

"During the first quarter two loans totaling approximately $2.2 million were placed on nonaccrual status," said Clint Morrison, SVP and CFO.  "While we are disappointed with the increase in total nonperforming loans we view these two loans as isolated incidents and are not reflective of the overall quality of the loan portfolio."

Nonperforming loans (NPLs) were $5.2 million, or 2.77% of total loans at September 30, 2011, compared to $2.9 million, or 1.57% of total loans, three months earlier, and $2.1 million, or 1.19% of total loans, a year ago. Other real estate owned (OREO) and other repossessed assets were $1.3 million at September 30, 2011 compared to $1.2 million three months earlier and $1.2 million at September 30, 2010.

Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, and loans delinquent 90 days or more, totaled $6.5 million, or 1.94% of total assets, at September 30, 2011, compared to $4.1 million, or 1.24% of total assets in the preceding quarter, and $3.4 million, or 1.19% of total assets, a year ago.

The first quarter provision for loan losses was $258,000, and Eagle recorded net charge-offs of $508,000. The provision for loan losses was $155,000 in the preceding quarter and $283,000 in the first quarter a year ago.  The allowance for loan losses now stands at $1.55 million, or 0.83% of total loans at June 30, 2011, compared to $1.80 million, or 0.96% of total loans at June 30, 2011, and $1.25 million, or 0.70% of total loans a year ago.

Operating Results

"The decrease in the net interest margin from the preceding quarter was primarily due to a higher balance of cash and liquid assets," said Morrison.  "We are actively seeking growth and investment opportunities, as a way to deploy these low yielding assets." The net interest margin was 3.66% in the first quarter of fiscal 2012, compared to 3.71% in the preceding quarter and 3.59% in the first quarter a year ago. Funding costs for the first quarter of 2012 decreased four basis points compared to the previous quarter while asset yields decreased nine basis points compared to the previous quarter.

Net interest income before the provision for loan loss increased 3.80% to $2.8 million in the first quarter of fiscal 2012, compared to $2.7 million in the first quarter a year ago. Primarily due to the net loss of $330,000 Eagle sustained in a fair value hedge and decreased gain on sale of loans, noninterest income was $569,000 in the first quarter of 2012, compared to $1.4 million in the first quarter a year ago.  "The net gain on sale of loans was $236,000 in the first quarter of fiscal 2012 compared to $827,000 in the first quarter a year ago, when mortgage loan activity was at a peak and we were successful at selling these loans in the secondary market," said Morrison. "As loan refinance activity has started to slow, the net gain on sale of loans has returned to more normalized levels."

Excluding the net loss on the fair value hedge, total noninterest income for the first quarter of fiscal 2012 would have been $899,000.

In the first quarter of fiscal 2012 noninterest expense was $2.5 million, compared to $2.7 million in the preceding quarter and $2.6 million in the first quarter a year ago.

Eagle's first quarter return on average equity (ROAE) was 3.22% compared to 6.52% for the first quarter a year ago. Return on average assets (ROAA) was 0.51% in the first quarter compared to 1.07% in the first quarter a year ago.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 16.54% at September 30, 2011.

About the Company

Eagle Bancorp Montana, Inc. is the stock holding company of American Federal Savings Bank. American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana.  It has additional branches in Butte, Bozeman and Townsend. Eagle Bancorp Montana, Inc. commenced operations on April 5, 2010 following the conversion of Eagle Financial MHC and the sale of Eagle Bancorp Montana, Inc.  Eagle's common stock trades on the NASDAQ Global Market under the symbol "EBMT."

Forward Looking Statements –

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(audited)	(Unaudited)
	September 30,	June 30,	September 30,
	2011	2011	2010

Assets:
Cash and due from banks	$ 3,444	$ 2,703	$ 1,623
Interest-bearing deposits with banks	2,159	1,837	985
Federal funds sold	5,000	5,000	--
Total cash and cash equivalents	10,603	9,540	2,608
Securities available-for-sale, at market value	102,888	102,700	110,792
FHLB stock, at cost	2,003	2,003	2,003
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	3,160	1,784	8,347
Loans:
Residential mortgage (1-4 family)	68,680	70,003	74,829
Commercial loans	12,343	10,564	8,389
Commercial real estate	65,893	64,701	52,667
Construction loans	4,277	5,020	4,922
Consumer loans	9,057	9,343	9,575
Home equity	27,694	27,816	29,132
Unearned loan fees	(157)	(176)	(58)
Total loans	187,787	187,271	179,456
Allowance for loan losses	(1,550)	(1,800)	(1,250)
Net loans	186,237	185,471	178,206
Accrued interest and dividends receivable	1,548	1,558	1,565
Mortgage servicing rights, net	2,133	2,142	2,380
Premises and equipment, net	16,017	16,151	15,726
Cash surrender value of life insurance	8,955	6,900	6,745
Real estate and other assets acquired in settlement of loans,
net of allowance for losses	1,303	1,181	1,243
Other assets	906	1,508	1,036
Total assets	$ 335,908	$ 331,093	$ 330,806

Liabilities:
Deposit accounts:
Noninterest bearing	21,650	19,027	19,464
Interest bearing	191,970	190,159	184,543
Total deposits	213,620	209,186	204,007
Accrued expense and other liabilities	4,889	3,371	4,367
Federal funds purchased	--	--	1,055
FHLB advances and other borrowings	58,846	60,896	61,972
Subordinated debentures	5,155	5,155	5,155
Total liabilities	282,510	278,608	276,556

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized,
none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized;
4,083,127 shares issued; 3,901,487; 3,918,687; and 4,083,127 outstanding
at September 30, 2011, June 30, 2011 and September 30, 2010, respectively	41	41	41
Additional paid-in capital	22,112	22,110	22,102
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,681)	(1,722)	(1,848)
Treasury stock, at cost
(181,640, 164,440, and 0 shares
at September 30, 2011, June 30, 2011, and September 30, 2010, respectively)	(1,981)	(1,796)	--
Retained earnings	32,068	31,918	31,242
Accumulated other comprehensive gain	2,839	1,934	2,713
Total shareholders' equity	53,398	52,485	54,250
Total liabilities and shareholders' equity	$ 335,908	$ 331,093	330,806

Income Statement		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	September 30	June 30	September 30
	2011	2011	2010
Interest and dividend Income:
Interest and fees on loans	$ 2,775	$ 2,785	$ 2,805
Securities available-for-sale	872	899	963
Interest on deposits with banks	6	6	4
Total interest and dividend income	3,653	3,690	3,772
Interest Expense:
Interest expense on deposits	289	302	403
Advances and other borrowings	583	593	636
Subordinated debentures	22	22	75
Total interest expense	894	917	1,114
Net interest income	2,759	2,773	2,658
Provision for loan losses	258	155	283
Net interest income after provision for loan losses	2,501	2,618	2,375

Noninterest income:
Service charges on deposit accounts	190	180	201
Net gain on sale of loans	236	225	827
Mortgage loan servicing fees	228	227	209
Net gain on sale of available-for-sale securities	57	19	--
Net gain (loss) on fair value hedge -FASB ASC 815	(330)	(39)	15
Net gain (loss) on sale of OREO	--	--	--
Other income	188	174	183
Total noninterest income	569	786	1,435

Noninterest expense:
Salaries and employee benefits	1,167	1,208	1,161
Occupancy and equipment expense	343	341	326
Data processing	151	110	109
Advertising	131	150	124
Amortization of mortgage servicing fees	93	125	259
Federal insurance premiums	30	64	63
Postage	25	27	32
Legal, accounting and examination fees	72	87	97
Consulting fees	87	86	27
Provision for OREO valuation losses	--	140	--
Other	356	375	367
Total noninterest expense	2,455	2,713	2,565

Income before provision for income taxes	615	691	1,245
Provision for income taxes	187	209	369
Net income	$ 428	$ 482	$ 876

Basic earnings per share	$ 0.11	$ 0.12	$ 0.22
Diluted Earnings per share	$ 0.11	$ 0.12	$ 0.22
Weighted average shares
outstanding (basic EPS)	3,739,610	3,869,139	3,895,598
Weighted average shares
outstanding (diluted EPS)	3,912,326	3,908,187	3,895,598

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	September 30,	June 30,	September 30,
	2011	2011	2010
Asset Quality:
Nonaccrual loans	$ 5,074	$ 2,939	$ 1,915
Loans 90 days past due and accruing	--	--	--
Restructured loans	131	--	--
Total nonperforming loans	5,205	2,939	1,915
Other real estate owned and other repossed assets, net	1,303	1,181	1,243
Total nonperforming assets	$ 6,508	$ 4,120	$ 3,158
Nonperforming loans / portfolio loans	2.77%	1.57%	1.07%
Nonperforming assets / assets	1.94%	1.24%	0.95%
Allowance for loan losses / portfolio loans	0.83%	0.96%	0.70%
Allowance / nonperforming loans	29.78%	61.25%	65.27%
Gross loan charge-offs for the quarter	$ 510	$ 9	$ 133
Gross loan recoveries for the quarter	$ 2	$ 3	$ --
Net loan charge-offs for the quarter	$ 508	$ 6	$ 133

Capital Data (At quarter end):
Book value per share	$ 13.63	$ 13.39	$ 13.29
Shares outstanding	3,901,487	3,918,687	4,083,127

Profitability Ratios (For the quarter):
Efficiency ratio*	70.75%	73.26%	67.32%
Return on average assets	0.51%	0.58%	1.07%
Return on average equity	3.22%	3.81%	6.52%
Net interest margin	3.66%	3.71%	3.59%

Profitability Ratios (Year-to-date):
Efficiency ratio *	70.75%	68.98%	67.32%
Return on average assets	0.51%	0.73%	1.07%
Return on average equity	3.22%	4.50%	6.52%
Net interest margin	3.66%	3.62%	3.59%

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006
         Clint J. Morrison, SVP and CFO
         (406) 457-4007